Exhibit 99.1

Press Release	For Immediate Release
Date: May 7, 2025

GLEN BURNIE BANCORP ANNOUNCES

FIRST QUARTER 2025 RESULTS

GLEN BURNIE, MD (May 7, 2025) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), today reported results for the first quarter ended March 31, 2025. Net income for the first quarter was $153,000, or $0.05 per basic and diluted common share, as compared to net income of $3,000, or $0 per basic and diluted common share for the three-month period ended March 31, 2024. On March 31, 2025, Bancorp had total assets of $358.0 million. Bancorp is the oldest independent commercial bank in Anne Arundel County.

“The Company continues to pursue growing loans and deposits to improve revenues, margins and, ultimately, profitability. That said, we are aware of headwinds that could result in a slowing economy. We continue to emphasize disciplined lending practices, focusing on growing new client relationships, safety, and margin. Our allowance for credit losses stood at $2.7 million at March 31, 2025, representing 1.30% of total loans. Our non-performing assets remained at minimal levels consistent with previous quarters, underscoring the strength of our underwriting standards and ongoing credit monitoring,” said Mark C. Hanna, President and Chief Executive Officer. “Our team is committed to our customers and communities, and we continue to focus on growing funding sources, growing earning assets and building the infrastructure needed to grow customer relationships. These strategic priorities drive all areas of revenue and expense control, with the goal of expanding both return on assets and return on capital for the long term. While markets have been volatile recently, our Company remains financially strong, sound, and secure as reflected in our capital levels, asset quality, diversified deposit base and access to multiple liquidity sources.”

Highlights for the First Three Months of 2025

Net interest income decreased $8,000, or 0.31% to $2.56 million through March 31, 2025, as compared to $2.57 million during the prior-year first quarter. The decrease resulted from a $233,000 increase in interest expense, offset by a $224,000 increase in interest income. The increase in interest on deposits was driven by increased deposit balances in the money market products. The increase in interest and fees on loans was driven by the $30.0 million higher average balance and 0.27% higher yield on loan balances.

The Company expects that its strong liquidity and capital positions will provide ample capacity for future growth.

Return on average assets for the three-month period ended March 31, 2025, was 0.17%, as compared to 0% for the three-month period ended March 31, 2024. Return on average equity for the three-month period ended March 31, 2025, was 3.22%, as compared to 0.06% for the three-month period ended March 31, 2024. Release of provision for credit allowance on loans and unfunded commitments primarily drove the higher return on average assets and average equity.

On March 31, 2025, liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $358.0 million on March 31, 2025, a decrease of $1.0 million or 0.27%, from $359.0 million on December 31, 2024. Cash and cash equivalents decreased $788,000 or 3.22%, from December 31, 2024, to March 31, 2025. Investment securities were $106.6 million on March 31, 2025, a decrease of $1.3 million or 1.23%, from $107.9 million on December 31, 2024. Loans, net of deferred fees and costs, were $207.4 million on March 31, 2025, an increase of $2.2 million or 1.06%, from $205.2 million on December 31, 2024. Loan balances increased 16.52% over the last four quarters, growing from $178.0 million on March 31, 2024 to $207.4 million on March 31, 2025. With the $20 million reduction in short term borrowings over the past twelve months, average earning-asset balances declined slightly to $356.2 million on March 31, 2025, as compared to $362.0 million during the prior-year first quarter.

Total deposits were $317.3 million on March 31, 2025, an increase of $8.1 million or 2.61%, from $309.2 million on December 31, 2024. Noninterest-bearing deposits were $104.5 million on March 31, 2025, an increase of $3.7 million or 3.71%, from $100.7 million on December 31, 2024. Interest-bearing deposits were $212.8 million on March 31, 2025, an increase of $4.4 million or 2.08%, from $208.4 million on December 31, 2024. Total borrowings were $20.0 million on March 31, 2025, a decrease of $10.0 million, or 33.33% from $30.0 million on December 31, 2024.

As of March 31, 2025, total stockholders’ equity was $19.2 million (5.36% of total assets), equivalent to a book value of $6.61 per common share. Total stockholders’ equity on December 31, 2024, was $17.8 million (4.96% of total assets), equivalent to a book value of $6.14 per common share. The increase in the ratio of stockholders’ equity to total assets was due to an increase in equity from the decline in the market value loss of the Company’s available-for-sale securities portfolio. Included in stockholders’ equity on March 31, 2025, and December 31, 2024, were unrealized losses (net of taxes) on the Company’s available-for-sale investment securities totaling $17.8 million and $19.0 million, respectively. This decrease in unrealized losses primarily resulted from decreasing market interest rates during the first quarter of 2025, which increased the fair value of the investment securities. Changes in unrealized losses on the investment portfolio are attributed to changes in interest rates, not credit quality. The Company does not intend to sell, and it is more likely than not that it will not be required to sell any securities held at an unrealized loss.

Asset quality, which has trended within a narrow range over the past several years, remains sound on March 31, 2025. Nonperforming assets, which consist of nonaccrual loans, restructured loans to borrowers with financial difficulty, accruing loans past due 90 days or more, and other real estate owned, represented 0.32% of total assets on March 31, 2025, as compared to 0.10% on December 31, 2024, demonstrating positive asset quality trends across the portfolio. The allowance for credit losses on loans was $2.7 million, or 1.30% of total loans, as of March 31, 2025, as compared to $2.8 million, or 1.38% of total loans, as of December 31, 2024. The allowance for credit losses for unfunded commitments was $110,000 as of March 31, 2025, as compared to $584,000 as of December 31, 2024. The $474,000 decrease was primarily driven by the utilization of 1.33% lower loss rates during the first quarter of 2025 as compared to the fourth quarter of 2024.

Review of Financial Results

For the three-month periods ended March 31, 2025, and 2024

Net income for the three-month period ended March 31, 2025, was $153,000, as compared to net income of $3,000 for the three-month period ended March 31, 2024. The increase is primarily the result of a $315,000 decrease in the allowance for credit loss and $474,000 decrease in the allowance for unfunded commitments included in other noninterest expenses, partially offset by a $209,000 increase in salary and employee benefits costs, a $129,000 increase in legal, accounting and other professional fees, and a $203,000 decrease in income tax benefit.

The Company is taking steps to reduce non-interest expenses in future periods which include the January 2025 closure of our Linthicum branch office, the planned closing of our Severna Park branch office in May of 2025, and the recent announcement of an early retirement program.

Net interest income for the three-month period ended March 31, 2025, totaled $2.56 million, as compared to $2.57 million for the three-month period ended March 31, 2024. The $8,000 decrease in net interest income was primarily due to the $439,000 increase in interest expense related to higher balances on money market deposits, $193,000 lower interest and dividends on securities due to principal paydowns, and $77,000 lower interest on deposits with banks due to lower cash balances, offset by $494,000 higher interest income on loans due to higher yields and balances, and $206,000 lower interest on short term borrowings due to lower borrowing balances.

Net interest margin for the three-month period ended March 31, 2025, was 2.92%, as compared to 2.86% for the same period of 2024, an increase of 0.06%. The increase in the net interest margin is primarily due to increases in the yield on loans, offset by increases in yields on interest-bearing deposits and borrowed funds. Loan yields increased from 5.06% to 5.34% between the two periods while the cost of interest-bearing liabilities increased from 1.51% to 1.89% between the two periods.

The average balance of interest-earning assets decreased $5.8 million while the yield increased 0.35% from 3.78% to 4.13%, when comparing the three-month periods ended March 31, 2025, and 2024, respectively. The average balance of interest-bearing funds increased $7.6 million during these same periods. The average balance of noninterest-bearing funds decreased $12.9 million, and the cost of funds increased 0.31%, when comparing the three-month periods ended March 31, 2025, and 2024.

The release of credit loss allowance on loans for the three-month period ended March 31, 2025, was $146,000, as compared to a provision of credit loss allowance of $169,000 for the same period of 2024. The decrease for the three-month period ended March 31, 2025, when compared to the three-month period ended March 31, 2024, primarily reflects the use of a lower loss rate. Noninterest income for the three-month period ended March 31, 2025, was $205,000, as compared to $229,000 for the three-month period ended March 31, 2024.

For the quarter ended March 31, 2025, noninterest expense totaled $2.8 million, a decrease of $69,000 compared to $2.9 million for the quarter ended March 31, 2024. On a year-over-year comparative basis, noninterest expenses decreased due to a $474,000 decrease in the credit allowance for unfunded commitments, partially offset by a $209,000 increase in salary and employee benefits and $129,000 increase in legal, accounting, and other professional fees. Salary and employee benefits expenses increased primarily due to increased employee wages and the cost of incentive programs.

For the three-month period ended March 31, 2025, income tax benefit was $29,000, as compared with $232,000 for the same period a year earlier. The $232,000 income tax benefit included $87,000 associated with amended Maryland tax returns for tax years 2022 and 2021.

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Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally owned community bank with seven branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships, and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the Company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31,	March 31,	December 31,
	2025	2024	2024
	(unaudited)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$1,792	$9,091	$2,012
Interest-bearing deposits in other financial institutions	21,884	33,537	22,452
Total Cash and Cash Equivalents	23,676	42,628	24,464

Investment securities available for sale, at fair value	106,623	128,727	107,949
Restricted equity securities, at cost	1,201	246	1,671

Loans, net of deferred fees and costs	207,393	177,950	205,219
Less:Allowance for credit losses(1)	(2,689)	(2,035)	(2,839)
Loans, net	204,704	175,915	202,380

Premises and equipment, net	2,609	2,928	2,678
Bank owned life insurance	8,877	8,700	8,834
Deferred tax assets, net	8,088	8,255	8,548
Accrued interest receivable	1,243	1,281	1,345
Accrued taxes receivable	159	363	148
Prepaid expenses	474	460	471
Other assets	319	367	468
Total Assets	$357,973	$369,870	$358,956

LIABILITIES
Noninterest-bearing deposits	$104,487	$115,167	$100,747
Interest-bearing deposits	212,770	194,064	208,442
Total Deposits	317,257	309,231	309,189

Short-term borrowings	20,000	40,000	30,000
Defined pension liability	338	327	330
Accrued expenses and other liabilities	1,197	2,183	1,620
Total Liabilities	338,792	351,741	341,139

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares,issued and outstanding 2,900,681, 2,887,467, and 2,900,481 shares as of March 31, 2025, March 31, 2024,and December 31, 2024, respectively.	2,901	2,887	2,901
Additional paid-in capital	11,037	10,989	11,037
Retained earnings	23,035	23,575	22,882
Accumulated other comprehensive loss	(17,792)	(19,322)	(19,003)
Total Stockholders' Equity	19,181	18,129	17,817
Total Liabilities and Stockholders' Equity	$357,973	$369,870	$358,956

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF (LOSS) INCOME

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2025	2024
Interest income
Interest and fees on loans	$2,709	$2,215
Interest and dividends on securities	745	938
Interest on deposits with banks and federal funds sold	175	252
Total Interest Income	3,629	3,405

Interest expense
Interest on deposits	841	402
Interest on short-term borrowings	225	431
Total Interest Expense	1,066	833

Net Interest Income	2,563	2,572
(Release) provision of credit loss allowance	(146)	169
Net interest income after credit loss provision	2,709	2,403

Noninterest income
Service charges on deposit accounts	31	38
Other fees and commissions	131	148
Income on life insurance	43	43
Total Noninterest Income	205	229

Noninterest expenses
Salary and employee benefits	1,827	1,618
Occupancy and equipment expenses	309	331
Legal, accounting and other professional fees	383	254
Data processing and item processing services	256	250
FDIC insurance costs	41	38
Advertising and marketing related expenses	37	23
Loan collection costs	45	5
Telephone costs	38	40
Other expenses	(146)	302
Total Noninterest Expenses	2,790	2,861

Loss before income taxes	124	(229)
Income tax beneift	(29)	(232)

Net income	$153	$3

Basic and diluted net income per common share	$0.05	$-

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the three months ended March 31, 2025 and 2024

(dollars in thousands)

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
(unaudited)	Stock	Capital	Earnings	Loss	Equity
Balance, December 31, 2023	$2,883	$10,964	$23,859	$(18,381)	$19,325

Net income	-	-	3	-	3
Cash dividends, $0.10 per share	-	-	(287)	-	(287)
Dividends reinvested under dividend reinvestment plan	4	25	-	-	29
Other comprehensive loss	-	-	-	(941)	(941)
Balance, March 31, 2024	$2,887	$10,989	$23,575	$(19,322)	$18,129

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
(unaudited)	Stock	Capital	Earnings	(Loss) Income	Equity
Balance, December 31, 2024	$2,901	$11,037	$22,882	$(19,003)	$17,817

Net income	-	-	153	-	153
Other comprehensive income	-	-	-	1,211	1,211
Balance, March 31, 2025	$2,901	$11,037	$23,035	$(17,792)	$19,181

GLEN BURNIE BANCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended
	March 31,	December 31,	March 31,	December 31,
	2025	2024	2024	2024
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Financial Data
Assets	$357,973	$358,956	$369,870	$358,956
Investment securities	106,623	107,949	128,727	107,949
Loans, (net of deferred fees & costs)	207,393	205,219	177,950	205,219
Allowance for loan losses	2,689	2,839	2,035	2,839
Deposits	317,257	309,189	309,231	309,189
Borrowings	20,000	30,000	40,000	30,000
Stockholders' equity	19,181	17,817	18,129	17,817
Net income (loss)	153	(39)	3	(112)

Average Balances
Assets	$353,308	$366,888	$358,877	$363,994
Investment securities	132,805	136,868	163,618	148,037
Loans, (net of deferred fees & costs)	205,868	204,703	175,914	192,646
Deposits	312,030	314,046	305,858	309,838
Borrowings	20,215	30,323	31,667	32,721
Stockholders' equity	19,258	20,664	19,124	19,169

Performance Ratios
Annualized return on average assets	0.17%	-0.04%	0.00%	-0.03%
Annualized return on average equity	3.22%	-0.75%	0.06%	-0.58%
Net interest margin	2.92%	2.98%	2.86%	2.98%
Dividend payout ratio	0%	0%	9426%	-773%
Book value per share	$6.61	$6.14	$6.28	$6.14
Basic and diluted net income (loss) per share	0.05	(0.01)	-	(0.04)
Cash dividends declared per share	0.00	0.00	0.10	0.30
Basic and diluted weighted average shares outstanding	2,900,681	2,900,681	2,885,552	2,893,871

Asset Quality Ratios
Allowance for loan losses to loans	1.30%	1.38%	1.14%	1.38%
Nonperforming loans to avg. loans	0.55%	0.18%	0.21%	0.19%
Allowance for loan losses to nonaccrual & 90+ past due loans	236.9%	789.1%	549.1%	789.1%
Net charge-offs (recoveries) annualize to avg. loans	0.01%	-0.04%	0.66%	0.08%

Capital Ratios
Common Equity Tier 1 Capital	N/A	15.15%	17.14%	15.15%
Tier 1 Risk-based Capital Ratio	N/A	15.15%	17.14%	15.15%
Leverage Ratio	N/A	9.97%	10.43%	9.97%
Total Risk-Based Capital Ratio	N/A	16.40%	18.30%	16.40%